Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Number 333-116940, as amended) and Form S-8 (Number 333-123060) previously filed by iVow, Inc. (formerly Vista Medical Technologies Inc.) of our report on the consolidated financial statements of the Company as of December 31, 2004 and for the year then ended, which report appears in this annual report on Form 10-K for the year ended December 31, 2004.

/s/ J. H. COHN LLP

San Diego, California

March 31, 2005